Press Release

For Immediate Release	Contact:
20 April 2007	For Flint Group
Rita Conrad
T: +1 734 781 4680
F: +1 734 781 4699
rita.conrad@flintgrp.com

For Day International
Media Contact
Thomas J. Koenig, VP & CFO
T: +1 937-222-5714
F: +1 937 226 0052
tom_koenig@day-intl.com
Flint Group to Acquire Day International
Transaction will strengthen position of global supplier of graphic arts consumables
•	Combined group will offer unmatched portfolio of pressroom consumables, with revenues of approximately €2.55 billion (US$ 3.32 billion)

•	Management view: a very positive step in the continued globalisation of the graphic arts supply industry

•	More than 8000 employees will serve customers from 170 sites
(LUXEMBOURG — 20 April 2007) Flint Group, the world’s largest privately-owned supplier to the printing, converting, and graphic arts industries, has announced an agreement in principle to acquire Day International, a world leader in the manufacture and supply of printing blankets, sleeves, image transfer media and pressroom chemicals. Day will operate as business unit of Flint Group, and the combined group will rank among the largest pressroom consumable suppliers in every region it serves. Nearly 8300 employees will serve customers from 170 sales, service and manufacturing locations on five continents. Combined revenues for 2007 are estimated to be € 2.55 billion (US $ 3.32 billion).
The agreement was signed on 20 April, with closing expected to occur in 30 to 60 days, subject to necessary regulatory approvals.
Flint Group is owned by funds advised by CVC Capital Partners and Flint management. Although its roots date back more than two centuries, today’s Flint Group was created in 2005 by the combination of Flint Ink Corporation and XSYS Print Solutions. Founded in 1905, Day
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Flint Group	T +1 734 781 4680
5 Place du Theatre	F +1 734 781 4699
Luxembourg 2613	www.flintgrp.com

Flint Group
Apr. 20, 07
Press Release, Page 2 of 2
International has risen to global leadership through internal growth, new product development and a series of mergers and acquisitions. It is owned by funds advised by GSC Group and Cowen and Company, LLC, and by Day management.
“By combining the complementary product lines of the two companies, we are creating a stronger supplier with a significantly broader range of products for our customers around the world,” said Dave Frescoln, CEO of Flint Group. “In addition, Day’s image transfer technologies provide a strong avenue to market for all of our products in both conventional and digital printing.”
“Combining Day International’s range of products with those of Flint Group creates an exceptionally strong portfolio to support printers around the globe,” stated Dennis Wolters, Day CEO, who will remain in that position. “The expanded organisation will be in a strong competitive position in the best sense, allowing customers to meet most of their pressroom needs from a single, trusted resource.”
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About Flint Group
Flint Group is dedicated to serving the global printing, converting, and graphic arts industries. Flint Group companies develop, produce and market a wide range of conventional and UV printing inks on a global basis, with regional operations that provide local service throughout Europe, North America, Latin America, Asia, and India/Pacific. Other companies in the group include Flint Group Printing Plates, specialising in photopolymer printing plates, and XSYS Print Solutions, specialising in narrow web inks. Flint Group Pigments produces a range of pigment products and additives for use in inks and other colourant applications. Headquartered in Luxembourg, Flint Group operates more than 140 facilities worldwide, and employs some 7,000 people. Revenues in 2006 were € 2.14 billion ($US 2.79 billion), positioning the company as the number one or number two supplier in every major region it serves. For more information, visit our web site at www.flintgrp.com
About Day International
Day International is a privately owned company founded in 1905 in Dayton, Ohio. The company operates production, sales, and distribution centres in North America, Latin America, Europe and Asia Pacific. Product lines include dayGraphica® printing blankets and sleeves, david M® printing blankets, Varn™ pressroom chemicals, Rotec® flexographic sleeve systems, dayCorr® diecutting blankets and day-Flo® pre-inked rolls. For more information, please visit our web site at www.dayintl.com